Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Paul V. Maier	Rachel Kennedy
Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2014

20% Year-Over-Year Increase in Total Revenues Led By Continued Growth in Diagnostic Services

SAN DIEGO, Calif. – May 1, 2014 – Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported record revenue of $46.3 million for the first quarter of 2014, an increase of 20% compared to revenue of $38.5 million for the first quarter of 2013. First quarter 2014 revenues from diagnostic services grew 27% compared to the first quarter of 2013, and 13% on a sequential basis over the fourth quarter of 2013.

Total laboratory test volume increased to nearly 50,000 tests accessioned in the first quarter of 2014, including 39,800 MaterniT21™ PLUS tests. “We are pleased with the continued growth and 8% sequential increase in MaterniT21 PLUS tests, especially as we focus on building more profitable test volume,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “We continue to make progress within the payor community, bringing the current number of lives covered under commercial signed contracts to 118 million and government programs to 24 million.”

Revenues from the Sequenom Laboratories operating segment grew 27% to $37.1 million in the first quarter of 2014, up from $29.1 million in the prior year period. Revenues from the Sequenom Laboratories operating segment are recorded primarily on a cash basis. International revenue, accounted for on the accrual basis, contributed 12.5% of diagnostic services revenues in the first quarter of 2014. Approximately $15.9 million of diagnostic services revenue reported for the first quarter 2014 are attributable to tests performed in the same period. Approximately $21.2 million of the diagnostic services revenue reported in the first quarter 2014 is related to payments collected for tests performed in prior periods.

First quarter 2014 revenues from the Bioscience operating segment decreased 2% from the same period in 2013, although consumable revenue grew 9% over the same period. Sequenom Bioscience launched four research use only panels in the last 18 months focused on personalized medicine and cancer research markets. These panels include LungCarta™ Panel, for non-small cell lung adenocarcinoma cancer research, UltraSEEK™ Oncogene Panel for ultrasensitive detection, OncoFocus™ Panel for solid tumors and iPLEX® Pro Sample ID Panel for sample identification. Combined these panels represented 7% of the 9% growth in consumable sales in the first quarter 2014 compared to the first quarter 2013.

Total cost of revenues increased to $26.1 million for the first quarter of 2014, compared to $24.5 million for the prior year period. Cost of revenues increased due to the increase in Sequenom Laboratories test volumes and costs to support increased testing capacity, as total tests accessioned increased 12% compared to the same period in the prior year.

Overall gross margin for the first quarter of 2014 was 44% as compared to gross margin of 36% for the first quarter of 2013. This improvement is attributable primarily to the positive contribution from the Sequenom Laboratories business resulting from higher cash collections during the quarter and improved efficiencies in processing patient samples. Gross margin for the Sequenom Laboratories business in the first quarter of 2014 was 39%, as compared to 28% in the first quarter of 2013. Gross margin for the Sequenom Bioscience business for the first quarter of 2014 was 64% compared to 63% for the prior year period.

Total operating expenses for the first quarter of 2014 declined to $33.6 million, as compared to total operating expenses of $41.0 million for the first quarter of 2013, and were down sequentially from total operating expenses of $35.0 million for the fourth quarter of 2013. Selling and marketing expenses decreased to $11.8 million for the first quarter of 2014 from $13.7 million in the prior year first quarter, resulting primarily from lower labor costs associated with the benefit of the restructuring in the third quarter of 2013 and efforts to control costs. Research and development expenses decreased to $8.2 million for the first quarter of 2014, as compared to $13.8 million in the first quarter of 2013, related primarily to decreased labor, supplies and costs related to the Sequenom Laboratories’ North Carolina facility which became operational in the second quarter of 2013, and the costs are now included in cost of sales.

General and administrative expenses for the first quarter of 2014 decreased to $12.8 million, as compared to $13.5 million for the first quarter of 2013, primarily due to expense reductions as a result of our restructuring in the third quarter. Total stock-based compensation expense was $3.0 million for the first quarter of 2014, a decrease from $3.1 million in stock-based compensation recorded for the first quarter of 2013.

During the first quarter, an additional restructuring charge of $0.9 million was recorded in connection with changes in assumptions regarding the expected sublease income to be received for a facility the Company exited in the third quarter of 2013.

Net loss for the first quarter of 2014 was $15.7 million, or $0.13 per share, as compared to net loss of $29.4 million, or $0.26 per share, for the same period in 2013. Adjusted net loss for the first quarter of 2014 was $14.7 million, or $0.13 per share.

Net cash used in operating activities was $13.2 million for the first quarter of 2014, compared to $19.7 million in the same period in the prior year. The cash burn for the first quarter of 2014 was $15.5 million, compared to $13.6 million in the fourth quarter of 2013. Annual royalty payments of $4.8 million and semi-annual debt service payments of $3.3 million were made in the first quarter of 2014. The cash burn for the first quarter of 2014 excluding the annual royalty and semi-annual debt service payments was $7.4 million. The Company also used cash for capital investments of $0.4 million and debt repayments of $1.9 million during the first quarter of 2014. As of March 31, 2014, total cash, cash equivalents, and marketable securities were $56.3 million.

“We are pleased to see sequential improvements in volume, revenue, gross margin and expenses during the quarter, an indication of steady growth, and improving profitability and cash flow in 2014,” said Paul V. Maier, Sequenom’s CFO. “Our focus on profitable volume and the efforts of our sales, managed care and billing and collections teams are helping us improve our collection cycle and reimbursement.”

Operational Updates

The MaterniT21 PLUS test has had a positive response from the physician community based on the superior attributes of the test and customer support offered by Sequenom Laboratories. More than 80% of Maternal-Fetal Medicine specialists and more than 6,500 Obstetrician/Gynecologists in the United States have ordered the test since its introduction.

Sequenom Laboratories also accessioned a record number of patient samples for testing with its Heredi T™ cystic fibrosis (CF) carrier screening laboratory-developed test. The Heredi T CF test analyzes 136 mutations and five variants proven to be clinically relevant in causing CF, integrating disease causing mutations selected from the Johns Hopkins CFTR2 database. The Heredi T CF test analyzes nearly six times the number of clinically relevant mutations currently available than the most common commercial CF carrier screening test offerings.

Sequenom Laboratories played a key educational role at the recent American College of Medical Genetics and Genomics (ACMG) Annual Clinical Meeting in Nashville. Sequenom Laboratories hosted an industry-sponsored symposium, entitled ‘The Science of Pregnancy Management: Moving Beyond NIPT through the Continuum of Care’ that was attended by approximately 350 providers, the full capacity for the venue. Dr. Jeffery Chapa (Cleveland Clinic), Dr. Lee Shulman (Northwestern) and Dr. Mark Evans (New York) were the featured speakers at this symposium. Sequenom Laboratories’ clinical and research and development teams presented a total of five posters covering a variety of diverse clinical aspects of the MaterniT21 PLUS test, which is a testament to our exceptionally strong science. Topics ranged from compelling, real clinical case discussions to the detection of fetal sub-chromosomal abnormalities, all determined through the sequencing of cell-free DNA from maternal plasma by our laboratory.

The American Medical Association (AMA) Editorial Panel met in February to consider adding a section of codes for next generation sequencing tests or Genome Specific Procedures (GSP) with a specific code for fetal aneuploidy. Sequenom Laboratories has been notified, and it has been announced publicly, that its CPT code application and request was accepted by the AMA. The specific code has not been announced but should be posted on their web site on or before June 1, 2014, with implementation expected on January 1, 2015. We expect this new code to facilitate the reimbursement process and reduce the time required for third-party payors to process claims for payment.

Other updates include:

•	Increased the volume of Medicaid tests to 16% in the first quarter of 2014 from 14% in the fourth quarter, as we have begun to increase the volume of Medicaid tests in 13 states which are now reimbursing us while further limiting the Medicaid volume in states which are not yet reimbursing for our tests.

•	Unrecorded diagnostic accounts receivable are estimated to be $42 to $46 million as of March 31, 2014.

•	Two international license agreements and additional international marketing agreements were signed, bringing the number of countries with access to the MaterniT21 PLUS test, or similar test provided by licensees, to 27.

In January 2014, the European Patent Office (“EPO”) issued patent EP2183693 B1, entitled “Diagnosing Fetal Chromosomal Aneuploidy Using Genomic Sequencing.” The patent, which is exclusively licensed to Sequenom, claims novel methods for detecting fetal aneuploidy using sequencing and was the first patent filing made in the EPO directed to such novel method.

On April 7, 2014, the U.S. Patent and Trademark Office (“PTO”) concluded, in favor of Sequenom, three patent interference proceedings involving the use of DNA sequencing for noninvasive prenatal testing for Down syndrome and other chromosomal abnormalities. The PTO ruled that U.S. patent no. 8,008,018 and two additional patent applications, each licensed to Verinata Health, Inc., lacked sufficient disclosure to meet the written description requirement for the claims in the patent and patent applications. The PTO entered a judgment canceling all four of the ‘018 patent claims in the interference and refusing the claims of the two patent applications. The PTO rulings are subject to appeal to Federal District Courts or the Court of Appeals for the Federal Circuit.

“We are encouraged by these decisions of the EPO and the PTO and look forward to continued developments in this important area,” said Bill Bowen, Senior Vice President and General Counsel of Sequenom, Inc.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. To supplement the condensed consolidated financial statements and discussion presented on a GAAP basis, this press release includes non-GAAP financial measures with respect to the quarter ended March 31, 2014. Management uses non-GAAP financial measures because it believes the appropriate analysis of our performance cannot be effectively considered while incorporating the effect of items and charges that have not been experienced consistently in prior periods. Furthermore, management believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported the following non-GAAP financial measures: “adjusted net loss” and “cash burn.” These non-GAAP financial measures are not in accordance with or an alternative to GAAP.

Adjusted net earnings exclude the impact of charges associated with restructuring our operations including the impairment of intangible assets. Management believes those costs do not reflect the ongoing performance of the core business. Management uses adjusted net income or loss to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements, and payments on long-term obligations. Reconciliations of net loss, the GAAP measure most directly comparable to adjusted net loss, and cash used by operating activities, the GAAP measure most directly comparable to cash burn, are provided on the attached schedule.

Conference Call Information

A conference call hosted by Harry F. Hixson, Jr., Ph.D., Chairman and CEO, and other members of senior management will take place today, May 1, at 5:00 pm ET (2:00 pm PT) and will be webcast live on the Sequenom website. To access the live conference call, dial 877-883-0383 in the U.S. and 412-902-6506 for other international callers. Please use code 4130222. For interested parties unable to listen to the live webcast, a teleconference replay will be available through Friday, May 16, 2014. The replay will be accessible by dialing 877-344-7529 or 412-317-0088 internationally, and entering the conference number 10044794.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at www.sequenom.com/invest. An online replay will be available following the initial broadcast until Friday, May 16, 2014.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genomic and genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostic markets. Website: http://www.sequenom.com/.

About Sequenom Bioscience

Sequenom’s Bioscience division is a pioneer in the use of MALDI-TOF Mass Spectrometry for detection of nucleic acids and precise quantification of genetic variability. This proven platform has delivered highly accurate results, driving biological understanding in clinical and translational research. Cited in over 2,000 peer review journals, Sequenom Bioscience’s research-use-only MassARRAY® System is routinely used in premier institutions and companies worldwide for life science, basic research, and agricultural genomics.

About Sequenom Laboratories

Sequenom Laboratories, a wholly owned subsidiary of Sequenom, Inc., is a CAP-accredited, CLIA-certified and New York State licensed molecular diagnostics laboratory, dedicated to the development and commercialization of laboratory-developed tests (LDTs) for prenatal and ophthalmic diseases and conditions.

SEQUENOM®, iPLEX®, LungCarta™, MaterniT21™ PLUS, HerediT™, MassArray®, OncoFocus™, and UltraSEEK™ are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s focus on building more profitable test volume, expectations of sublease income for an exited facility, indications of steady growth and improving profitability and cash flow in 2014 for the Company’s diagnostics business, the Company’s expectations regarding the timing of an announcement by The American Medical Association regarding new CPT billing codes for fetal aneuploidy detection, the timing of implementation for the new codes and the Company’s expectations regarding the impact of the new codes on its business, reimbursement and third party payor payment processing, the Company’s commitment to improving healthcare through revolutionary genomic and genetic analysis solutions, and Sequenom Laboratories’ dedication to the development and commercialization of laboratory-developed tests for prenatal and ophthalmic diseases and conditions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with market demand for and acceptance and use of technology and tests such as the MaterniT21 PLUS and Heredi T tests, reliance upon the collaborative efforts of other parties such as, without limitation, healthcare providers, international distributors and licensees, the Company or third parties obtaining or maintaining regulatory approvals that impact the Company’s business, government regulation particularly with respect to diagnostic products and laboratory developed tests, publication processes, the performance of designed product enhancements, the

Company’s ability to develop and commercialize technologies and products, particularly new technologies such as noninvasive prenatal diagnostics, laboratory developed tests, and genetic analysis platforms, the Company’s financial position, the timing and amount of reimbursement that Sequenom Laboratories receives from payors for its laboratory developed tests, the Company’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, litigation involving the Company, and other risks detailed from time to time in the Company’s most recently filed reports on Form 8-K, and its most recently filed Annual Report on Form 10-K/A and 10-K for the year ended December 31, 2013, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

(In thousands, except per share information)

	Three Months Ended March 31,
	2014	2013
Revenues:
Diagnostic services	$37,061	$29,083
Bioscience product sales and services	9,212	9,415

Total revenues	46,273	38,498
Cost of revenues:
Cost of diagnostic services	22,770	21,079
Cost of bioscience product sales and services	3,340	3,459

Total cost of revenues	26,110	24,538

Gross margin	20,163	13,960

Operating expenses:
Selling and marketing	11,769	13,657
Research and development	8,161	13,834
General and administrative	12,767	13,483
Restructuring costs	929	—

Total operating expenses	33,626	40,974

Loss from operations	(13,463)	(27,014)
Other income (expense), net	(2,027)	(2,334)

Loss before income taxes	(15,490)	(29,348)
Income tax expense	(184)	(12)

Net loss	$(15,674)	$(29,360)

Net loss per common share, basic and diluted	$(0.13)	$(0.26)

Weighted average number of shares outstanding, basic and diluted	116,134	115,040

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash, cash equivalents and marketable securities	56,328	71,257
Accounts receivable, net	10,231	10,248
Inventories	13,015	16,968
Other current assets and prepaid expenses	3,487	3,061

Total current assets	83,061	101,534
Property, equipment and leasehold improvements, net	23,568	26,553
Other assets	16,222	16,615

Total assets	$122,851	$144,702

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$9,846	$9,954
Accrued expenses	20,159	28,134
Long-term debt and obligations, current portion	7,656	7,643
Other current liabilities	4,627	3,910

Total current liabilities	42,288	49,641
Long-term liabilities	139,202	141,564
Total stockholders’ equity (deficit)	(58,639)	(46,503)

Total liabilities and stockholders’ equity (deficit)	$122,851	$144,702

SEQUENOM, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED NET LOSS, AND CASH BURN

(Unaudited)

(In thousands, except amounts per share)

	Three months ended March 31,
	2014		2013
	Amount	Per Share	Amount	Per Share
GAAP net loss	$(15,674)	$(0.13)	$(29,360)	$(0.26)
Reconciling item:
Restructuring costs(1)	929	0.01	—	—

Adjusted net loss(2)	$(14,745)	$(0.13)	$(29,360)	$(0.26)

	Three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Cash Burn:
Net cash used in operating activities	$13,173	$10,608	$19,666
Purchases of property, equipment and leasehold improvements	433	994	4,124
Payments on long-term obligations	1,906	2,047	1,833

Cash burn(1)	$15,512	$13,649	$25,623

(1)	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.
(2)	Amounts may not foot due to rounding.